EXHIBIT 10.26

M&T BANK CORPORATION

2009 EQUITY INCENTIVE COMPENSATION PLAN

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RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTEE: <Participant Name>

DATE OF GRANT: <Grant Date>

RESTRICTED STOCK UNITS: <Shares Granted>

M&T Bank Corporation (the “Company”) hereby grants to the Grantee a Restricted Stock Unit Award. This grant is made pursuant to the M&T Bank Corporation 2009 Equity Incentive Compensation Plan (the “Plan”) and is subject to the terms and conditions of the Plan and this Agreement. As used herein, the term “Agreement” shall mean, collectively, this cover page, the related Terms and Conditions of Restricted Stock Unit Award delivered to the Grantee with this cover page, [and the Policy for Alignment of Incentive Compensation with Risk (the “Forfeiture Policy”)]*. As used herein, the term “vest” shall mean the lapsing of the restrictions described herein and in the Plan with respect to one or more Restricted Stock Units but shall not mean the actual settlement of the Award. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. A copy of the Plan [and the Forfeiture Policy]* can be viewed and downloaded from the Company’s Intranet under the Human Resources page.

Subject to the terms of the Plan [, the Forfeiture Policy,]* and this Agreement, including without limitation, the Grantee’s fulfillment of the employment requirements in Paragraph 3(b) of the Terms and Conditions of Restricted Stock Unit Award, the Restricted Stock Units awarded hereunder shall vest on the dates (the “Vesting Dates”) indicated on the following vesting schedule, subject to the applicable provisions of the Plan and this Agreement:

[Insert vesting schedule, if any, as determined by the Committee.]

There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and, except as provided in the Terms and Conditions of Restricted Stock Unit Award, all vesting shall occur only on the occurrence of applicable Vesting Date.

The unvested portion of the Grantee’s Restricted Stock Units is subject to forfeiture under Paragraph 3(b) of the Terms and Conditions of the Restricted Stock Unit Award [and the Forfeiture Policy]*. The foregoing vesting schedule (but not necessarily the actual settlement of the Award) may be accelerated under the circumstances described in the Terms and Conditions of Restricted Stock Unit Award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.

ATTEST:	M&T BANK CORPORATION

By:

[*Forfeiture language will be included to the extent the award is covered by the Company’s Forfeiture Policy]

M&T BANK CORPORATION

2009 EQUITY INCENTIVE COMPENSATION PLAN

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TERMS AND CONDITIONS

OF

RESTRICTED STOCK UNIT AWARD

1.	Definitions. In this Agreement, except where the context otherwise indicates, the following definitions apply. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

(a)	“Date of Grant” means the date set forth as the “Date of Grant” on the cover page of this Agreement.

(b)	“Grantee” means the person identified as the “Grantee” on the cover page of this Agreement.

(c)	“Restricted Stock Unit” means an Award denominated in Common Stock that will be settled in Common Stock.

(d)	“Restricted Stock Unit Award” means the Award of Restricted Stock Units granted to the Grantee on the cover page of this Agreement.

(e)	“Specified Employee” means an individual who is a “specified employee,” as defined under Section 409A of the Code, as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code.

(f)	“Termination of Employment” means the termination of the Grantee’s employment with the Company and its Affiliates that constitutes a “separation from service,” as defined under Section 409A of the Code.

2.	Grant of Restricted Stock Unit Award. The Restricted Stock Unit Award granted hereby is granted in accordance with the cover page of this Agreement.

3.	Terms of the Restricted Stock Unit Award.

(a) Nature of Restricted Stock Unit Award. Restricted Stock Units are not actual shares of Common Stock. The Grantee’s interest in Restricted Stock Units shall make the Grantee only a general, unsecured creditor of the Company until the Restricted Stock Units become vested and settled.

(b) Employment Requirement; Forfeiture. Except as provided herein, the Grantee must remain continuously employed by the Company or one of its Affiliates from the Date of Grant and until the Restricted Stock Unit Award (or a portion thereof) has vested in order to be entitled to receive shares of Common Stock in settlement of such Restricted Stock Unit Award (or portion thereof, as the case may be). Upon the Grantee’s Termination of Employment with the Company or an Affiliate for any reason, including for Cause or as a result of the Grantee’s Resignation (other than due to death, Retirement or Disability), before the Grantee’s Restricted Stock Units have fully vested, the Grantee will forfeit that portion of the Restricted Stock Units that have not vested as of the date of the Grantee’s Termination of Employment.

(c) Acceleration of Vesting. Notwithstanding the above provisions of Paragraph 3(b) and the vesting schedule on the cover page of this Agreement, the unvested portion of the Restricted Stock Unit Award shall vest in full and become nonforfeitable (i) on the date a Change in Control occurs or (ii) upon the Grantee’s Termination of Employment with the Company or an Affiliate due to the Grantee’s death, Retirement or as a result of the Grantee’s Disability.

(d) Settlement. With respect to each Restricted Stock Unit that becomes vested and nonforfeitable, subject to the satisfaction of all tax obligations as provided in Paragraph 6, the Restricted Stock Unit shall be settled and the Company shall deliver to the Grantee one share of Common Stock for each such vested Restricted Stock Unit within ten business days of the first to occur of:

(i) The Grantee’s Termination of Employment due to the Grantee’s death, Retirement or as a result of the Grantee’s Disability;

(ii) The applicable Vesting Date; and

(iii) A Change in Control.

Notwithstanding the foregoing, if a Restricted Stock Unit constitutes a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code, then (1) the settlement of such Restricted Stock Unit upon the Grantee’s Termination of Employment, other than due to the Grantee’s death, shall be delayed if the Grantee is a “Specified Employee” until the earlier of (A) the first day of the seventh month following the Grantee’s Termination of Employment and (B) the Grantee’s death; and (2) in the event that a Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code and the regulations thereunder, the Restricted Stock Units shall be settled upon the first to occur of the events or dates set forth in clauses (i) and (ii) of this Paragraph 3(d) (but shall not be subject to the forfeiture provisions of Paragraph 3(b) following such Change in Control).

(e) Stock Certificates. The Grantee hereby (i) acknowledges that the Common Stock issued with respect to a vested Restricted Stock Unit upon its settlement may be held in book entry form on the books of Registrar and Transfer Company (or another institution specified by the Company), and (ii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer.

(f) Nontransferability. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

(g) Dividends. If on any date the Company pays any dividend with respect to its Common Stock (the “Payment Date”), then, within 60 days following the Payment Date, the Company shall pay, or cause an Affiliate to pay, to the Grantee an amount equal to: (i) the product of (x) the number of the Grantee’s Restricted Stock Units as of the Payment Date and (y) the per share cash amount of such dividend (or, in the case of a dividend payable in shares of Common Stock or in property other than cash, the per share equivalent fair market value of such dividend, as determined in good faith by the Committee). Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Paragraph 6, rather than under this Paragraph 3.

4.	Rights as a Stockholder. The Grantee acknowledges and agrees that, with respect to the Restricted Stock Units, he or she has no voting rights with respect to the Company unless and until such Restricted Stock Units are settled in Common Stock pursuant to Paragraph 3(d). Upon and following the settlement of a Restricted Stock Unit, the Grantee shall be the record owner of the Common Stock issued to him or her unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company holding such Common Stock, including, without limitation, voting rights, if any, with respect to such Common Stock. Prior to the Settlement Date, the Grantee shall not be deemed for any purpose to be the owner of any Common Stock denominated by the Restricted Stock Unit Award.

5.	Capital Adjustments. The number of Restricted Stock Units is subject to adjustment, in accordance with Section 4.2 of the Plan, on an equitable and proportionate basis in the manner deemed appropriate by the Committee.

6.	Taxes. The Grantee expressly acknowledges that: (a) the Grantee’s Restricted Stock Units will constitute wages under the Federal Insurance Contributions Act (FICA) and Federal Unemployment Tax Act (FUTA) that are subject to tax withholding by the Company or its Affiliate upon becoming vested (including when the Grantee has met all of the requirements for Retirement (other than terminating employment)) and (b) the Common Stock delivered to a Grantee upon the settlement of his or her Restricted Stock Units will constitute wages for purposes of federal and all other employment taxes, subject to tax withholding by the Company or its Affiliate. The Company’s obligation to issue or deliver shares of Common Stock with respect to the settlement of Restricted Stock Units shall be subject to the satisfaction of any applicable federal, state, local or foreign tax withholding requirements (including the Grantee’s FICA and FUTA obligation). To the extent permitted by law, the Company and its Affiliates shall have the right to deduct any such taxes from any payment otherwise due to the Grantee (or his or her beneficiary). The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.

7.

Restriction on Issuance of Common Stock. Notwithstanding any other provision of this Agreement, the Grantee agrees, for himself or herself and his or her successors, that Common Stock will not be issued at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Grantee under the Plan, unless the Company agrees to permit such issuance. The Grantee further agrees, for himself or herself and his or her successors, that, upon the issuance of any Common Stock, he or she will, upon the request of the Company, agree in writing that he or she is acquiring such shares for investment only and not with a view to resale, and that he or she will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a “no-action” letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Grantee further agrees that the Company may place a legend embodying such restriction on the certificates evidencing such shares.

8.	Employment. Neither the Restricted Stock Unit Award evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Grantee for any period. Whenever reference is made in this Agreement to the employment of the Grantee, it means employment by the Company or an Affiliate.

9.	Beneficiary. The Committee may permit the Grantee to file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. In the absence of any such designation or if all designated beneficiaries predecease the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

10.	Subject to the Plan. The Restricted Stock Unit Award evidenced by this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, the Restricted Stock Unit Award is subject to any rules and regulations promulgated by the Committee.

11.	Section 409A. The Restricted Stock Unit Award is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. If a Restricted Stock Unit does not constitute a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code, then the Restricted Stock Unit shall be settled no later than the March 15th following the calendar year in which it became vested.

12.	Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

13.	Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.